Exhibit 99.1

CONTACTS:
Harold Zagunis/Nicole Klock
FOR IMMEDIATE RELEASE	Redwood Trust, Inc.
Tuesday, September 21, 2004	415-389-7373

Redwood Trust, Inc. Announces
$56 Million Common Stock Offering

Mill Valley, CA September 21, 2004 – Redwood Trust, Inc. (NYSE: RWT), a financial institution that invests in real estate loans and securities, today reported that it has priced a public offering of 1,000,000 shares of its newly issued common stock, at $58.60 per share. Redwood Trust has granted the underwriters an option, exercisable for 30 days, to purchase up to 150,000 additional shares of its newly issued common stock to cover over-allotments, if any. The net proceeds to Redwood Trust will be approximately $56 million; if the underwriters’ option is exercised in full, the net proceeds will be approximately $65 million.

JMP Securities LLC is serving as the lead managing underwriter of the offering with Jefferies & Company, Inc. acting as co-manager.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the securities in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the prospectus and prospectus supplement related to the offering may be obtained by contacting JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, California 94111.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other things, changes in interest rates on our real estate loan assets and borrowings, changes in prepayment rates on our real estate loan assets, general economic conditions, particularly as they affect the price of real estate loans and the credit status of borrowers, and the level of liquidity in the capital markets, as it affects our ability to finance our real estate loan portfolio, and other risk factors outlined in our 2003 Annual Report on Form 10-K and other reports that we have filed with the Securities and Exchange Commission (by request to the Contacts listed above). Other factors not presently identified may also cause actual results to differ. No one should assume that results or trends projected in or contemplated by the forward-looking statements included above will prove to be accurate in the future. We will revise our outlook from time to time and frequently will not disclose such revisions publicly.